Exhibit 99.1

Pharmacyclics, Inc. Reports Interim Safety and Clinical Data from a Phase I/II Clinical Trial of its oral HDAC Inhibitor PCI-24781 in Lymphoma at the American Society of Hematology Annual Meeting

NEW ORLEANS, LA and SUNNYVALE, CA, December 6, 2009 -- Pharmacyclics, Inc. (NASDAQ:PCYC) today announced interim results from a Phase I/II study showing safety and clinical activity in patients with relapsed / recurrent non-Hodgkin’s Lymphoma (NHL) treated with its HDAC inhibitor PCI-24781 as a single agent. The data were presented today at the 51st ASH Annual Meeting being held in New Orleans, LA (Abstract # 2726).

PCI-24781 is an oral pan-HDAC inhibitor which is currently in multiple clinical trials for solid and hematological malignancies (PCYC-0401 single center, solid tumor cancer patients IV administered drug; PCYC-0402 multi-center, solid cancer patients orally administered; PCYC-0403 multicenter, lymphoma cancer patients orally administered). This compound, which has been optimized for the best combination of potency and pharmacokinetics (PK), has potent anti-tumor activity in a variety of preclinical tumor models (Buggy et al Mol Cancer Ther 5:1309-1317, 2006) and has also demonstrated safety and clinical benefit in human solid tumors (Undevia et al, ASCO 2008).

In a review of the clinical data at the end of the Phase I dose-escalation portion of the current lymphoma trial, it was revealed that PCI-24781 has shown strong signs of efficacy with minimal toxicity as a single agent in lymphoma, with 1 Complete Response (follicular lymphoma), 4 Partial Responses (2 follicular lymphoma, 1 diffuse large B-cell lymphoma, 1 mantle cell lymphoma) and 6 Stable Disease in 16 patients evaluated for response (after 2 cycles). Partial Response is defined as a 50% reduction in tumor size. The Overall Response Rate (Partial and Complete Response) has been 31%, with responses being observed in each of the four cohorts. Of 4 follicular lymphoma patients evaluated in this trial, 3 had objective responses (1 Complete Response and 2 Partial Responses).

The patients enrolled in this trial were heavily pre-treated (mean = 3 prior treatments) and had diverse histologies, including follicular lymphoma (FL), diffuse large B-cell lymphoma (DLBCL) and mantle cell lymphoma. A total of 25 patients were enrolled, with 5 still on study after 5-10 cycles of treatment.  Dose limiting toxicities observed in this trial were reversible thrombocytopenia (n=3), diarrhea (n=1) and renal failure (n=1). Of note, no pericarditis, pericardial effusion, or QT prolongation were seen at any dose level of PCI-24781.  The dose and schedule have been optimized for the Phase II portion of the study.

"At completion of the Phase I stage of this clinical trial, PCI-24781 showed encouraging clinical activity as a mono-therapy in relapsed/refractory non-Hodgkin's lymphoma including several complete and partial remissions.  Furthermore, due to its favorable side effect profile, pharmacokinetics, and large therapeutic window, it has the potential to be a class leader in the competitive HDAC inhibitor arena," said Dr. Andrew Evens, principal investigator of the study, and Assistant Professor of Medicine and Director of Translational Therapeutics in the Division of Hematology/Oncology at the Robert H. Lurie Comprehensive Cancer Center of Northwestern University, Chicago.

A conference call to discuss these trial results has been set up for Tuesday December 8, 2009 at 8:00 a.m. PDT (11:00 a.m. EDT). To participate in the conference call, please dial 877-700-2945 for domestic callers and 706-643-1591 for international callers. The conference ID is 45071660. To access the audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. The archived version of the webcast will be available on the company's website for one month.

About HDAC Inhibitors

Histone deacetylases (HDACs) are a family of related enzymes important in managing a multitude of cellular functions. HDAC inhibitors are a new class of drugs that modulate transcriptional activity in cells and may block angiogenesis and cell cycling, key components of tumor proliferation. HDAC inhibitors also appear to promote apoptosis (cell death) in tumor cells. Scientists have been searching for more selective inhibitors, which may offer the potential for treating a variety of diseases including cancer and inflammatory disorders while improving safety.

About Non-Hodgkin’s Lymphoma

Non-Hodgkin's lymphoma (NHL) is a type of malignant disease that occurs within the lymphatic system and the fifth most common form of cancer. It is caused by the abnormal proliferation of white blood cells, which spreads through the lymphatic system.  NHL can occur at any age and are often marked by lymph nodes that are larger than normal, fever, and weight loss. NHL can be broadly classified into two main clinical categories: indolent lymphomas, mainly characterized as follicular lymphomas, which tend to grow relatively slowly; and aggressive lymphomas, mainly typified as diffuse large B-cell lymphomas (DLBCL), which grow much more rapidly.

Follicular lymphoma is a long lasting disease whereby patients are prone to multiple relapses after initial therapy; and the disease is incurable with current available treatments.  Approximately 18,500 new cases of follicular lymphoma are diagnosed annually in the United States.  According to the National Cancer Institute's SEER database the incidence of NHL (all types including Follicular and Aggressive) is projected at nearly 66,000 in 2009 and that 19,500 patients are expected to die from this disease in the United States in 2009.  According to the Leukemia & Lymphoma Society (LLS), there are approximately 452,723 people in the U.S. living with NHL (with active disease or in remission).

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of immune mediated disease and cancer. The purpose of the company is to create a profitable business by generating income from products it develops, licenses and commercializes, either with one or several potential partners or alone as may best forward the economic interest of its stakeholders. The Company endeavors to create novel, patentable, differentiated products that have the potential to significantly improve the standard of care in the markets it serves. Presently, Pharmacyclics has four product candidates in clinical development and two product candidates in pre-clinical development. It is Pharmacyclics' business strategy to establish collaborations with large pharmaceutical and biotechnology companies for the purpose of generating present and future income in exchange for adding to their product pipelines. Pharmacyclics strives to generate collaborations that allow it to retain valuable territorial rights and simultaneously fast forward the clinical development and commercialization of its products. The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "should", "would", "project", "plan", "predict", "intend" and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of the risk factors and other factors that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Contact:
Ramses Erdtmann
VP Finance
Phone: 408-215-3325